UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 7, 2012

OMNICELL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-33043	94-3166458
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

1201 Charleston Road
Mountain View, CA  94043

(Address of principal executive offices, including zip code)

(650) 251-6100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 7, 2012, at a meeting of the Compensation Committee (the “Committee”) of the Board of Directors of Omnicell, Inc. (the “Company”), the Committee approved the 2012 annualized base salaries for the Company’s executive officers as set forth below.  The annualized base salaries are effective July 1, 2012.  In addition, the Committee granted long-term equity compensation awards to the Company’s executive officers in the amounts set forth below.

			Long-Term Equity Compensation
Name	Title	2012 Annualized Base Salary	Stock Option Grant(1)	Restricted Stock Units (time based)	Restricted Stock Units (performance based)
Randall A. Lipps	Chairman, President and Chief Executive Officer	$490,000	42,500	21,250	42,500
Robin G. Seim	Vice President, Finance and Chief Financial Officer	$281,000	18,750	9,380	18,750
J. Christopher Drew	Senior Vice President, Field Operations	$309,000	20,000	10,000	20,000
Marga Ortigas-Wedekind	Vice President, Global Marketing and Product Development	$281,000	18,750	9,380	18,750
Nhat Ngo	Vice President, Strategy and Business Development	$260,000	12,500	6,250	12,500
Dan S. Johnston	Vice President and General Counsel	$260,000	12,500	6,250	12,500

(1)          The exercise price of each of the stock option grants is equal to closing price of the Company’s stock on the date of grant, February 7, 2012, as reported on The NASDAQ Global Market, which was $16.70 per share.

The shares subject to each of the stock option grants vest as to 25% of the shares subject to the grant on the first anniversary of the vesting commencement date of such grants, February 7, 2012, with the remainder of the shares subject to the grant vesting in equal monthly installments over the following thirty-six months. The time-based restricted stock unit awards vest on a semi-annual basis over a period of four years commencing on June 15, 2012.  The performance-based restricted stock unit awards vest as to 25% of the shares on the date of the Committee meeting in 2013 when the Committee reviews the performance-based metrics and determines if they were met or not, with the remaining shares vesting on a semi-annual basis over a period of thirty-six months commencing on June 15, 2013 if the Company meets certain stock performance objectives compared to the NASDAQ Healthcare Index.  The actual number of shares that vest may be 0% to 100% of the numbers reflected above, depending upon the Company’s performance.

The Committee also approved a long-term performance cash incentive pursuant to the Company’s 2009 Equity Incentive Plan that will pay a cash bonus to each of Messrs. Lipps, Seim, Drew, Johnston and Ngo, and to Ms. Ortigas-Wedekind upon the Company’s achievement of certain revenue goals for the fiscal year ending December 31, 2013. For Mr. Drew and Ms. Ortigas-Wedekind, the long-term cash incentive is weighted 100% on the achievement of a specified level of revenue generated from all product lines excluding those brought into the Company through acquisition during 2012 and 2013, or “organic” revenue growth, subject to a threshold operating margin.  For Mr. Ngo, the long-term cash incentive is weighted 100% on the revenue run rate generated from acquisitions of other companies or technologies through December 31, 2013, or “inorganic revenue.” Revenue run rate is calculated by summing the quotients derived by dividing the actual 2013 revenue generated from each acquisition completed during the 2012 and 2013 years by the number of days that the Company owned the acquired entity in 2013 and multiplying that sum by 365. For Messrs. Lipps, Seim and Johnston, the long-term cash incentive is weighted 2/3rds on the achievement of a specified level of “organic” revenue and 1/3rd on the achievement of a specified level of “inorganic revenue.”   At threshold and maximum performance, respectively, Messrs. Lipps and Drew and Ms. Ortigas-Wedekind could receive 54% and 160% of such officer’s 2013 expected base salary, Mr. Seim could receive 37% and 112% of his expected 2013 base salary and Messrs. Ngo and Johnston could receive 30% and 90% of such officer’s 2013 expected base salary.  Performance below thresholds would result in no payouts and performance above the maximum would result in no additional payout. To be eligible for a payment under the long-term cash incentive, our executive officers must also be employed continuously through December 31, 2013.

Item 9.01.  Financial Statements and Exhibits.

(d)         Exhibits.

Exhibit Number	Description
10.1	2012 Executive Officer Annual Base Salaries

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

OMNICELL, INC.

Dated: February 13, 2012
	By:	/s/ Dan S. Johnston
Dan S. Johnston,
Vice President
and General Counsel

INDEX TO EXHIBITS

Exhibit Number	Description
10.1	2012 Executive Officer Annual Base Salaries